GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
                             10 Stow Road, Suite 200
                           Marlton, New Jersey 080536


                                            As of November 1,1998

Mr. J. Mark Rubenstein
29 Duer  Place
Weehawken, New Jersey 07087

         Re:      Termination of Employment Agreement and Other Matters

Dear Mark:

     This letter, effective upon your execution and its return, shall set forth our complete agreement in connection with the termination (the "Termination Agreement") of the Employment Agreement between you and Global Telecommunication Solutions, Inc. (the "Company"), dated as of January 31, 1998 (the "Employment Agreement") and such other matters as set forth herein. This Termination Agreement, when countersigned by you, terminates the Employment Agreement.

1. Except as otherwise provided herein, the Employment Agreement is hereby terminated and of no further force or effect.

2. Subject to the terms and conditions contained herein, the Company shall pay you $175,000 as a severance payment in lieu of the remaining salary payments due under Section 2.1 of the Employment Agreement (the "Severance Payments"). The Severance Payments shall be paid in equal bi-weekly installments commencing with the first payroll date (under the Company's normal payroll schedule) following November 4, 1998 and ending with the first payroll date after January 31, 2000 (the "Termination Date"). After the date hereof and to the extent available to you at law, you will be eligible to participate in the Company's health insurance plans through COBRA.

3. (a) The Company's failure to make any Severance Payment when due shall constitute a breach hereof and shall cause: (i) the acceleration of Company's payment obligation such that the total outstanding amount due in severance becomes due immediately; and (ii) the immediate and irrevocable termination of all limitations on Employee's right to be involved (either as an owner, employee, consultant or otherwise) in the in the telecommunications industry, including without limitation, all aspects of the "Restrictive Covenant" set forth in Section 6.2 of the Merger Agreement as amended on even date with this Termination Agreement (the "Restrictive Covenant"). Notwithstanding the foregoing, the Company's failure to make any Severance Payment when due shall not constitute a breach hereof and provide you with the remedies contained in (i) or (ii) above unless you shall have given written notice to the Company indicating the non-payment and, within ten (10) days after such notice, the Company shall not have paid the Severance Payment.

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     (b) In the event you breach (i) the Restrictive  Covenant or (ii) any other provision of this Termination Agreement, then such action shall constitute a breach hereof and the Company shall have the right to terminate this Termination Agreement. In the event the company terminates this Termination Agreement as provided in this Section 3(b), the Company shall have no further obligation to make any Severance Payments. You acknowledge and agree that the termination of this Termination Agreement under this Section 3 shall not affect your obligations under the Restrictive Covenant which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement unless the Company shall have given written notice to you, signed by an officer of the Company, specifying the act(s) that the Company allege constitute a breach with reasonable particularity and, within ten (10) days after such notice, you shall not have cured or eliminated the alleged breach.


4. You agree to (i) subject to your employment, business or personal obligations, assist the Company as reasonably necessary in its defense or prosecution of litigation currently existing or commenced in the future arising out of matters transacted while you were employed by the Company and in which you were involved; (ii) subject to your employment, business or personal obligations, make yourself reasonably available for information requests and consultation regarding business affairs and transactions of the Company occurring or commenced during your employment by the Company; provided, however, you shall not be obligated to (a) devote more than 8 hours per week to such consultation until December 31, 1998 and one hour per week thereafter until March 31, 1998 (at which point such obligation shall cease) and (b) travel outside of the state of New Jersey in connection with such consultation; and (iii) within 30 days after the date of this Termination Agreement, use your best efforts to ensure an orderly transition and to provide the Company with assistance in those projects that you are managing as of the date hereof. No additional compensation shall be payable to you for any such assistance, information or consultation; provided, however, the Company shall pay any reasonable out of pocket costs to be incurred by you in fulfilling your obligations under this Paragraph 4.

5. (a) The Company agrees to indemnify and hold you harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees and disbursements (singularly, a "Loss," and collectively, the "Losses"), arising out of or relating to actions or claims brought against you individually after the termination of your employment with the Company in connection with the operation of the Company's business. Notwithstanding the foregoing, the Company shall have no obligation to indemnify you in connection with any Loss arising from (i) your willful misconduct or (ii) dishonest actions performed in your dealings with, on behalf of, or in connection with the Company, its customers, suppliers, vendors and any other person ("dishonest" for these purposes shall mean your knowingly or recklessly making of a material misstatement or omission for your personal benefit).



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     (b) You agree to indemnify and hold harmless the Company,  any Affiliate of the Company, and the directors, officers and employees of the Company or any of its Affiliates from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees and disbursements (singularly, a "Loss," and collectively, the "Losses"), arising out of or relating to (i) your willful misconduct or (ii) any dishonest actions performed in your dealings with, on behalf of, or in connection with the Company, its customers, suppliers, vendors and any other person ("dishonest" for these purposes shall mean your knowingly or recklessly making of a material misstatement or omission for your personal benefit).

6. In consideration of the Severance Payments, the Company's release hereunder and the termination of the Employment Agreement and the other considerations herein, you and each of your heirs, executors, administrators, successors, personal representatives or assigns do hereby waive, release, remise, acquit, satisfy and forever discharge the Company and any and all affiliates or related corporations and their shareholders, parents, subsidiaries, affiliates, successors or assigns, and their attorneys, officers, shareholders, directors, agents and employees, past, present or future, and their heirs, executors, administrators, successors, personal representatives or assigns (hereafter collectively referred to as, the "Company Second Party"), of and from any claim and all manner of action and actions, cause and causes of action, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims for negligence, damages and demands whatsoever, whether arising out of your employment with the Company, the Merger Agreement, the $1 million
     Promissory Note entered into as of February 1, 1998 or otherwise, in law, or in equity, arising under contract or otherwise, or arising under local, state or federal law or otherwise, including, but not limited to any local, state or federal employment discrimination laws, which you ever had, now have, or which you or your heirs, executors, administrators, successors, personal representatives or assigns hereafter can, shall or may have against the Company or any Company Second Party, known, unknown, foreseen or unforeseen from the beginning of the world to the date of this letter agreement; provided, however, that the foregoing waiver and general release shall not apply to your right to enforce (i) this Termination Agreement or
     (ii) that certain letter agreement between you and the Company dated of even date herewith (the "Letter Agreement") or (iii) that certain Amendment to the Merger And Reorganization Agreement entered into between the Company, you, Centerpiece Communications, Inc. and CCI Acquisition Corp. of even date herewith (the "Merger Amendment"). Without limiting the generality of the foregoing or GTS' indemnification hereunder, you specifically waive any claim, demand, or action alleging or based upon an assertion that (1) the Employment Agreement, or (2) the Merger Agreement or
     (3) the Promissory Note in the principal amount of $1 million dated as of February 1, 1998 executed by GTS in connection with the Merger Agreement, have been breached by the Company in any manner whatsoever.

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7.   In consideration  of you entering into this Termination  Agreement and your general release and waiver in Paragraph 6 above, the Company and any and all affiliates or related corporations and their successors and assigns, do hereby waive, release, remise, acquit, satisfy and forever discharge you, your heirs, executors, administrators, successors, personal representatives and assigns, their attorneys, past, present or future (hereinafter referred to collectively as "Your Second Party") of and from any claim and all manner of action and actions, cause and causes of action, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds,
     bills,  specialties,  covenants,  contracts,   controversies,   agreements,
     promises, variances, trespasses, damages, judgments, executions, claims for negligence, damages and demands whatsoever, whether arising under your employment relationship with the Company, the Merger Agreement (including,
     without   limitation,    all   liability   arising   out   of   Centerpiece
     Communications, Inc.'s or the Company's relationship with Access Telecom, Inc.) or otherwise, in law, or in equity, arising under contract or otherwise, or arising under local, state or federal law or otherwise, which the Company ever had, now has, or which it or its heirs, executors, administrators, successors, personal representatives or assigns hereafter can, shall or may have against you or any of Your Second Party, known, unknown, foreseen or unforeseen from the beginning of the world to the date of this letter agreement; provided, however, that the foregoing release shall not apply to the Company's right to enforce (i) this Termination Agreement or (ii) the Letter Agreement or (iii) the Merger Amendment. Without limiting the generality of the foregoing or your indemnification hereunder, the Company specifically waives any claim, demand, or action alleging or based upon an assertion that (1) the Employment Agreement or
     (2) the Merger Agreement has been breached by you in any manner whatsoever.

8. In executing this letter, you affirm that (i) you are competent and that you understand and accept the nature, terms and scope of this letter and the agreements contained herein, (ii) this letter constitutes your valid, binding and enforceable obligation, enforceable in accordance with its terms, (iii) this letter states the entire agreement between you and the Company with respect to the subject matter hereof, (iv) you acknowledge that by signing your name below you have read, understand and accept each of the terms of this letter, and that you have had sufficient opportunity to review it, to consult with an attorney or other advisor, and that you are entering into it freely and knowingly.

9. In executing this letter, The Company affirms that (i) this letter constitutes the valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms, and (ii) this letter states the entire agreement between you and the Company with respect to the subject matter hereof.

10.  Notwithstanding  anything  contained  herein,  Sections 4, 5, and 6 (except
     Section 6.6 thereof) of the Employment Agreement are incorporated into this Termination Agreement as if included herein and shall survive the termination of the Employment Agreement.

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

11. In the event of a Change in Control, Executive shall be entitled to receive all payments set forth in Section 2 of this Termination Agreement, in a single lump sum payment within seven (7) days of such Change in Control. For purposes of this Termination Agreement, a "Change in Control" shall have occurred if (i) the Company, as a going concern, is sold or otherwise acquired, (ii) any party or group of parties not owning more than 5% of the outstanding voting securities of the Company acquires in one or more transactions beneficial ownership of more than 40% of such securities or
     (iii) Randy Cherkas is no longer employed by the Company as an Executive Officer.

12. In the event of any controversy or claim arising from or related to this Agreement, its performance or interpretation, the parties, in good faith, initially will attempt to resolve the dispute among themselves. Failing such resolution, the parties mutually agree to submit the matter to arbitration before the American Arbitration Association ("AAA"), pursuant to its Commercial Arbitration Rules, at the AAA office in New York, New York or as otherwise agreed. The parties agree to request that the arbitration hearing be held within one hundred twenty (120) days of submission. The laws of the State of New York shall apply to all matters considered in the arbitration. The party prevailing in the arbitration shall be entitled to recover all costs reasonably incurred, including reasonable attorneys' fees, from the other party.

     If this letter accurately sets forth our understanding and agreement with respect to the termination of the Employment Agreement and other matters set forth herein, please indicate by signing in the space provided below and returning this letter agreement to me.


                                  Very truly yours,

                                  Global Telecommunication Solutions, Inc.

                                       /s/ Randy Cherkas
                                  By:______________________________
                                          Randy Cherkas
                                          President
Accepted and agreed as of the 1st
day of November, 1998:

/s/ J. Mark Rubenstein
___________________________
J. Mark Rubenstein



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